Exhibit 23.2

Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2011 (except for the last paragraph of Note 1, as to which the date is October     , 2011), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-175008) and related Prospectus of Imperva, Inc. for the registration of shares of its common stock.

     Kost Forer Gabbay & Kasierer

     A Member of Ernst & Young Global

Tel-Aviv, Israel

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in the last paragraph of Note 1 to the financial statements.

/s/ Kost Forer Gabbay & Kasierer

     A Member of Ernst & Young Global

Tel-Aviv, Israel

October 27, 2011